Exhibit 99.1
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kay Hawes, (816) 885-3560, kay.hawes@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports First Quarter 2008 Results
Strong Earnings Growth, Bookings, Margin Expansion, and Cash Flow
Share Repurchase Program Announced
KANSAS CITY, Mo. — Apr. 22, 2008— Cerner Corp. (NASDAQ: CERN) today announced results for the 2008 first quarter that ended March 29, delivering strong levels of bookings, margin expansion, earnings, and cash flow.
Bookings in the first quarter of 2008 were $346.6 million. First quarter 2007 bookings were $353.0 million, including $50 million of higher than expected bookings from managed services contracts. First quarter 2008 bookings are 14 percent higher than adjusted first quarter 2007 bookings of $303.0 million. First quarter revenue increased 5 percent over the year-ago period to $384.8 million, with good growth in software, managed services, and support revenue being somewhat offset by declines in hardware revenue.
On a Generally Accepted Accounting Principles (GAAP) basis, first quarter 2008 net earnings were $36.8 million, and diluted earnings per share were $0.44. First quarter 2007 GAAP net earnings were $27.7 million, and diluted earnings per share were $0.34.
Adjusted (non-GAAP) Earnings
Adjusted first quarter 2008 net earnings were $39.1 million, which is 30 percent higher than the $30.1 million of adjusted net earnings in the first quarter of 2007. Adjusted diluted earnings per share were $0.47 in the first quarter of 2008 compared to $0.36 in the first quarter of 2007. Analysts’ consensus estimate for first quarter 2008 adjusted diluted earnings per share was $0.44.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to fourth quarter net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”
Adjusted first quarter 2008 and 2007 net earnings and diluted earnings per share exclude the impact of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. The effect of accounting under SFAS 123R reduced first quarter 2008 net earnings and diluted earnings per share by $2.2 million and $0.03, respectively, and reduced first quarter 2007 net earnings and diluted earnings per share by $2.4 million and $0.03, respectively.

Other First Quarter Highlights:
•	Cash collections of $427 million and operating cash flow of $51 million, up from $42 million in the first quarter of 2007.

•	Days sales outstanding of 92 days compared to 89 days in the year-ago quarter.

•	Total revenue backlog of $3.35 billion, up 21 percent over the year-ago quarter. This is comprised of $2.79 billion of contract backlog and $555.7 million of support and maintenance backlog.

•	Completed 394 Cerner Millennium® solution conversions. Cerner has now turned on nearly 8,000 Cerner Millennium solutions at nearly 1,300 client facilities worldwide.
“We are pleased with our results in the first quarter,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “While declines in revenue from hardware sales, a non-core element of our business, continue to impact our overall revenue growth, our fundamentals remain sound, as evidenced by the strong margin expansion, earnings growth and cash flow growth we delivered this quarter.
“We believe Cerner offers a significant value proposition to healthcare, the largest segment of our economy. And the substantial value of the large and strategic client base we have built over the past 29 years, coupled with our strategic initiatives that are expanding our boundaries to address a much bigger portion of healthcare, position Cerner for another wave of strong growth,” Patterson said.
Future Period Guidance
The company expects revenue in the second quarter of 2008 to be approximately $390 million to $405 million. For the year 2008, Cerner expects revenue growth of approximately 10 percent over 2007.
Cerner expects adjusted diluted earnings per share before stock options expense in the second quarter to be between $0.50 and $0.51. For the year 2008, Cerner continues to expect adjusted diluted earnings per share before stock options expense to grow more than 20 percent and is therefore comfortable with the previous consensus of $2.14 per share plus the $0.03 cent over attainment in the first quarter, resulting in a full-year estimate of $2.17.
The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the second quarter and full year by approximately $0.03 and $0.12 to $0.13, respectively.
Cerner expects new business bookings in the second quarter of 2008 to be between $370 million and $400 million.
Share Repurchase Program
Cerner also announced today that its board of directors has approved a stock repurchase program, authorizing the repurchase of up to $45 million of common stock. At current prices, the Company believes the repurchase of stock is a good use of funds. The Company plans to execute this program by repurchasing shares from time to time in the open market, by block purchase, or possibly through other transactions managed by broker-dealers. Based on today’s closing price, approximately 1.1 million shares could be repurchased if the repurchase program is fully exercised.

Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on first quarter results at 3:30 p.m. CT April 22. The dial-in number for the conference call is (617) 213-8834; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 5:30 p.m. CT, April 22 through 11:59 p.m. CT, April 25. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 95203537. An audio webcast will be available live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts).
About Cerner
Cerner is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “believe,” “positions,” “guidance,” “expects,” and “comfortable” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our global operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; risks associated with our recruitment and retention of key personnel; risks related to our reliance on third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; and the volatility in the trading price of our common stock. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 29,	December 29,
(In thousands)	2008	2007
	(unaudited)

Assets

Cash and cash equivalents	$250,509	182,914
Short-term investments	545	161,600
Receivables, net	388,257	391,060
Inventory	12,253	10,744
Prepaid expenses and other	69,250	61,878
Deferred income taxes	10,318	10,368

Total current assets	731,132	818,564

Property and equipment, net	479,872	462,839
Software development costs, net	207,386	200,380
Goodwill, net	145,370	143,924
Intangible assets, net	43,095	46,854
Long-term investments	101,311	—
Other assets	17,045	17,395

Total assets	$1,725,211	1,689,956

Liabilities

Accounts payable	$76,727	79,812
Current installments of long-term debt	14,105	14,260
Deferred revenue	102,964	98,802
Accrued payroll and tax withholdings	67,337	65,011
Other accrued expenses	20,389	30,238

Total current liabilities	281,522	288,123

Long-term debt	177,454	177,606
Deferred income taxes	70,183	68,738
Deferred revenue	17,788	21,775

Total liabilities	546,947	556,242

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	805	801
Additional paid-in capital	465,474	451,876
Retained earnings	708,257	671,440
Foreign currency translation adjustment	2,442	8,311

Total stockholders’ equity	1,176,978	1,132,428

Total liabilities and equity	$1,725,211	1,689,956

CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(unaudited)

	Three Months	Three Months
	Ended	Ended
(In thousands, except per share data)	March 29, 2008 (1)	March 31, 2007 (1)

Revenue
System sales	$116,231	122,870
Support, maintenance and services	259,794	233,889
Reimbursed travel	8,740	9,093

Total revenue	384,765	365,852

Margin
System sales	76,049	75,870
Support, maintenance and services	244,342	217,519

Total margin	320,391	293,389

Operating expenses
Sales and client service	171,082	157,158
Software development (Includes amortization of software development costs of $11,017 and $13,331, respectively.)	69,164	66,598
General and administrative	23,679	26,455

Total operating expenses	263,925	250,211

Operating earnings	56,466	43,178

Interest income	3,829	3,129
Interest expense	(2,799)	(3,009)
Other income	(213)	(322)

Non-operating income (expense), net	817	(202)

Earnings before income taxes	57,283	42,976
Income taxes	(20,467)	(15,265)

Net earnings	$36,817	27,711

Basic earnings per share	$0.46	0.35

Basic weighted average shares outstanding	80,382	78,771

Diluted earnings per share	$0.44	0.34

Diluted weighted average shares outstanding	83,529	82,648
Note 1: Operating expenses for the three months ended March 29, 2008 and March 31, 2007 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Three Months	Three Months
	Ended	Ended
	March 29, 2008	March 31, 2007

Sales and client service	$1,835	$2,358
Software development	776	767
General and administrative	951	686
Amount of related income tax benefit	(1,327)	(1,458)

Net impact on net earnings	$2,235	$2,353

Decrease to diluted earnings per share	$0.03	$0.03

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1
(unaudited)

	Three Months Ended	Three Months Ended
(In thousands)	March 29, 2008	March 31, 2007

Net Earnings
Net earnings	$36,817	$27,711
Share-based compensation expense[2]	3,562	3,811
Income tax benefit of share-based compensation[2]	(1,327)	(1,458)

Adjusted net earnings (non-GAAP)	$39,052	$30,064

Diluted Earnings Per Share
Diluted earnings per share[2]	$0.44	$0.34
Share-based compensation expense (net of tax)[2]	0.03	0.03

Adjusted diluted earnings per share (non-GAAP)	$0.47	$0.36

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without stock options expense because earnings excluding this expense are used by management along with GAAP results to analyze our business, make strategic decisions and for management compensation purposes.